CONSOLTEX INC.
                               --------------

               (hereinafter referred to as the "Corporation")

          THIS IS SCHEDULE "B-1" TO THE FOREGOING FORM 3 UNDER THE
                  NEW BRUNSWICK BUSINESS CORPORATIONS ACT
                  ---------------------------------------

1.       PLACE OF SHAREHOLDER MEETINGS
         -----------------------------

         Notwithstanding subsections (1) and (2) of Section 84 of the Business Corporations Act, as from time to time in force, meetings of shareholders of the Corporation may be held outside New Brunswick at such place or places as the shareholders may resolve to meet.

2.       NOTICE OF SHAREHOLDER MEETINGS
         ------------------------------

         Notwithstanding subsection (1) of Section 87 of the Business Corporations Act, as from time to time in force, notice of time and place of a meeting of shareholders of the Corporation shall be deemed to be properly given if sent not less than three (3) days nor more than fifty (50) days before such meeting:

         (a)      to each shareholder entitled to vote at the meeting;

         (b)      to each director; and

         (c)      to the auditor, if any.

3.       PRE-EMPTIVE RIGHTS
         ------------------

         (A) Notwithstanding subsection (2) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of equity shares of any class, in the case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its equity shares of any class of any shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class, shall not as such, even if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holders, have the pre-emptive right as provided by
                  Section 27 of the Business Corporations Act to purchase such shares or other securities.

         (B) Notwithstanding subsection (3) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of voting shares of any class, in case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its voting shares of any class or any shares or options to purchase its voting hares of any class, shall not as such, even if the issuance of the voting shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the voting rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

4.       FINANCIAL ASSISTANCE
         --------------------

         The Corporation may, directly or indirectly, give financial assistance by means of a loan, guarantee or otherwise:

         (a) to any shareholder, director, or employer of the Corporation or of an affiliated corporation, or

         (b) to any associate of a shareholder, director, officer or employee of the Corporation or of an affiliated corporation;


         whether or not:

         (c) the Corporation is, or after giving the financial assistance would be, unable to pay its liabilities as they become due; or

         (d) the realizable value of the Corporation's assets, excluding the amount of any financial assistance in the form of a loan or in the form of assets pledged or encumbered to secure a guarantee, after giving the financial assistance, would be less than the aggregate of the Corporation's liabilities and stated capital of all classes.